Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-269826-01) of Constellation Energy Generation, LLC of our report dated February 27, 2024 relating to the financial statements and financial statement schedule of Constellation Energy Generation, LLC, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
February 27, 2024